Exhibit 99.1

ISTA Pharmaceuticals Achieves 2010 Revenue and Earnings Guidance; Provides 2011 Financial

Guidance and Updates Key Plans

— Unaudited 2010 Net Revenues Expected to be Mid-$150 Million; 2011 Net Revenues Expected to Grow

to $175 Million to $190 Million —

— Unaudited 2010 Net Income Expected to Exceed $1 Million; 2011 Net Income Expected to Grow to

$5 Million to $8 Million —

IRVINE, CA – January 5, 2011 –ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), announced today, during its previously announced guidance call, that it expects to achieve its 2010 net revenues guidance of $147 million to $167 million with anticipated, unaudited net revenues in the mid-$150 million range. The company also said it expects to exceed $1 million in unaudited net income in 2010, before any warrant expense.

President and Chief Executive Officer Vicente Anido, Jr., Ph.D., said, “ISTA has established itself as a successful pharmaceutical developer, an aggressive competitor and a fast-growing, profitable specialty pharmaceutical company. We’ve managed effectively through the company’s start-up phase, obtained FDA approval to market five drugs in just six years, and established a formidable sales force calling on ophthalmologists, optometrists and allergists. In 2010, we achieved revenue growth of about 40% as compared to 2009, while delivering our first year of profitability.”

2011 Financial Outlook in Detail

On today’s guidance call, Chief Financial Officer and Vice President of Corporate Development Lauren Silvernail reiterated the company’s 2011 revenues guidance provided on the third quarter 2010 earnings call and gave additional detail on revenue, expenses, income and cash. ISTA expects:

•	2011 net revenues will be approximately $175 million to $190 million.
•	2011 gross margins will be in the 75% to 77% range.
•	2011 R&D expenses will be 18% to 22% of net revenues.
•	2011 SG&A expenses will be 44% to 48% of net revenues.
•	2011 operating income will be $13 million to $16 million.

•

2011 net income will be $5 million to $8 million, or fully diluted earnings per share of $0.11 to $0.18, assuming 44 million fully diluted shares and excluding any mark-to-market adjustments relating to warrants.

•	Year-end 2011 cash balance will be at least $90 million. This amount is after any debt repayments and includes reserves for XIBROM™/BROMDAY™ royalties.

Ms. Silvernail said the company expects 2011 to be ISTA’s second year of profitability, but due to timing of revenues and expenses, anticipates a loss in the first quarter of 2011, before warrant expense. She also noted that one-third of the company’s $65 million debt facility comes due in September of 2011. The company anticipates making the $21 million principal repayment out of cash on hand, which was in excess of $75 million at the end of 2010.

Commercial Update and Milestones for 2011

During the commercial update, Dr. Anido said, “The launch of once-daily BROMDAY is going according to plan. After only a few weeks on the market, BROMDAY has captured 6.5% of the new prescriptions in the non-steroidal anti-inflammatory eye care market and already represents 23% of new prescriptions for the XIBROM/BROMDAY franchise. After BROMDAY is established, we plan to discontinue XIBROM and focus our sales force on promoting BEPREVE®, our prescription drop for ocular itching associated with allergic conjunctivitis, just in time for the spring allergy season.”

During the webcast/conference call, Dr. Anido outlined key pipeline milestones for 2011, including:

•	Initiating Phase 3 clinical trials for low-concentration BROMDAY for the treatment of postoperative inflammation and reduction of ocular pain post-cataract extraction – First Half
•	Publishing data in a medical journal on use of bromfenac with Lucentis* for age-related macular degeneration (AMD) – First Half
•	Announcing preliminary Phase 2 Mountain Cedar Pollen results for bepotastine nasal spray – First Half
•	Announcing preliminary Phase 3 efficacy and short-term safety results for REMURA™ for dry eye disease – Mid-Year
•

Announcing preliminary Phase 3 results for low-concentration, once-daily BROMDAY for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extraction – Second Half

•	Initiating a Phase 2 Mountain Cedar Pollen clinical trial for the bepotastine/steroid combination nasal spray for the treatment of symptoms associated with seasonal allergic rhinitis – Second Half

Long-Range Strategic Vision

Dr. Anido continued, “Looking ahead, we are focused on gaining market share with BROMDAY and BEPREVE and entering larger market segments for dry eye disease and nasal allergies, once these new product candidates gain approval. We believe our currently marketed products can take us to $300 million in revenues in the next few years and deliver fully diluted earnings per share of $1.00 by 2013. With the successful development of low-concentration BROMDAY, REMURA for dry eye and a bepotastine-based nasal spray, along with some other products in our development pipeline, we have set a target to achieve $500 million in revenues by 2015.

“To date, ISTA’s sales team has forged strong relationships with specialty physicians by offering highly differentiated products in eye and allergy care. We recognize that upon approval, our allergy nasal spray and dry eye drug candidates can deliver significantly greater value if they penetrate the primary care physician prescriber audience. This will require a different commercialization strategy. Therefore we plan to initiate conversations with other pharmaceutical companies who have reach into the primary care physician’s market and expertise in direct-to-consumer marketing. We also will continue to review acquisition candidates in the eye, allergy and respiratory segments, with a particular interest in established Over-the-Counter (OTC) businesses. If successful, we believe we can build ISTA’s specialty pharmaceutical and OTC revenues to $1 billion.”

A replay of today’s webcast and the accompanying slide presentation is available on ISTA’s website at http://www.istavision.com/investors.html. The company will issue full financial results for 2010 after market close on February 23, 2011. In conjunction, ISTA will host a conference call to discuss the 2010 results. Information for the call and webcast will be available at http://www.istavision.com by February 10, 2011.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc., is the fourth largest and fastest growing branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets five products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain and nasal allergies. Headquartered in Irvine, California, the company generated 2009 revenues of $111 million. For additional information about ISTA Pharmaceuticals, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5% and REMURA™ (bromfenac ophthalmic solution for dry eye) are trademarks of ISTA Pharmaceuticals, Inc.

* Lucentis is a trademark of Genentech Inc.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to financial guidance, milestones for 2011 and subsequent years, product development activities, long-range corporate strategy and financial targets, partnerships, and acquisitions are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, delays and uncertainties related to the conduct and success of clinical trials, the transition of prescribers from XIBROM to BROMDAY, the FDA or other regulatory agency approval or actions, ISTA’s ability to find and successfully integrate acquisition candidates, ISTA’s ability to find and utilize corporate partners and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2010.

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Juliane Snowden

Burns McClellan

212-213-0006

jsnowden@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

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